Exhibit 99.2

April 27, 2012

Dear Shareholder,

Our financial statements for the first quarter have been finalized and I am very pleased to share the results with you. During the first quarter of 2012, our net income totaled $3.23 million, a 39.6% increase over the same period in 2011. For the first quarter of 2012, basic earnings per share were $0.43, a 38.7% increase over the 1st quarter of 2011. The Corporation did a strategic restructuring of our investment securities and borrowings during the first quarter which increased net income by $603,000 or $0.08 per share. In addition, I would also like to share with you a few highlights regarding our asset and deposit growth, as well as an update on our loan quality and capitalization.

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Our total assets grew, on an annualized basis, by a robust 9.4% in the first quarter of 2012, funded primarily by an annualized in-market deposit growth of 12.9%. On March 31, 2012, the Corporation’s total assets were $1.37 billion, and assets under management—which includes loans sold and serviced, and assets managed by our Investment and Trust Services Department were $1.99 billion.

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Our loan quality continues to improve. As of March 31, 2012, our ratio of “nonperforming” loans to total loans was 0.94%. In comparison, the average percentage for all bank holding companies in our peer group was 3.0% as of December 31, 2011 (peer group ratios are not yet available for March 31, 2012).

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We are well capitalized; our risk based capital to risk adjusted total assets ratio was 14.5% as of March 31, 2012. This is exceptionally sound when compared to the 10.0% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

Overall, the Corporation is doing very well. We paid cash dividends of $0.20 per share during the first quarter and based upon the average price of our stock during March 2012 of $22.93, our annualized cash dividend yield was 3.5%. Our closing stock price on March 30, 2012 was $24.00 per share, a 33.3% increase over the closing price of $18.00 on March 31, 2011. If you are interested in tracking our stock price or financial performance online, you can enroll for email alerts through our Investor Relations site. I encourage you to visit www.isabellabank.com, click on the Investor tab and select Other Information. On behalf of our Board and employees, thank you for supporting your local community bank.

Richard J. Barz, CEO

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended March 31, 2012, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION	PO BOX 100, Mt. Pleasant, MI 48804-0100	www.isabellabank.com